EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

DIAPULSE CORPORATION OF AMERICA, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Shareholders of Diapulse Corporation of America on June 14, 1994, a resolution was duly adopted proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation. The resolution setting forth the amendment is as follows:

RESOLVED that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is fifteen million (15,000,000) and the par value of each of such shares is Twenty-five Cents (S.025) amounting in the aggregate to Three Hundred Seventy-five Thousand Dollars ($375,000.)"

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF: said Diapulse Corporation of America has caused its corporate seal to be hereunto affixed and this certificate to be signed by Jesse Ross, its President, and Gladys Ross, its Assistant Secretary, this 7th day of July, 1994.

DIAPULSE CORPORATION OF AMERICA

By ____________________
President

By ____________________
Assistant Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 07/12/1994
944127633 - 516630